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                                                                      EXHIBIT 20

             [LETTERHEAD OF ARGYLE TELEVISION, INC. APPEARS HERE]

For Release:  August 12, 1996                     Contact:  Bob Marbut
              4:30 p.m. EST                                 210-828-1700


      Argyle Television Announces it is Exploring Strategic Alternatives
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San Antonio, TX ... Argyle Television, Inc. (NASDAQ: ARGL) announced that is exploring strategic alternatives for the Company, including a possible sale.

"Since its inception at the beginning of 1995, Argyle has built a successful television station group by making acquisitions and then bringing more effective management, more competitive local strategies and better technology to reposition these stations for future growth," said Bob Marbut, chairman and chief executive officer.

"However, because of the rapid consolidation currently underway in the broadcast industry, there is a competitive imperative for the Argyle stations to become part of a larger group. That's because it would be difficult under current conditions for Argyle to get big enough fast enough to become an industry consolidator through the traditional acquisition process that had been followed in the past.

"For these reasons, Argyle's Board of Directors has determined that it is in the best interests of the Company and its stockholders to explore how to achieve the benefits of consolidation for the Argyle station group through a strategic alliance, possible sale of the Company or another alternative," he said.

Today, Argyle Television, Inc. owns and operates network-affiliated television stations WZZM-TV, the ABC affiliate in Grand Rapids, MI; WGRZ-TV, the NBC affiliate in Buffalo, NY; WNAC-TV, the Fox affiliate in Providence, RI, KITV-TV, the ABC affiliate in Honolulu, HI; WAPT-TV, the ABC affiliate in Jackson, MS; and, KHBS, the ABC affiliate in Fort Smith, AR, and its satellite KHOG, the ABC affiliate in Fayetteville, AR. Argyle's Series A Common Stock trades on the Nasdaq National Market System under the symbol "ARGL".